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                                                                      EXHIBIT 7
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                          [CROFT & BENDER LETTERHEAD]



                               September 27, 1997


The Board of Directors
Graphic Industries, Inc.
2155 Monroe Drive, N.E.
Atlanta, Georgia  30324

Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to Graphic Industries, Inc. (the "Company") of the consideration to be received from the proposed sale of the issued and outstanding common stock of Atlanta Blue Print Co. and Imaging Technologies Services, Inc., two wholly-owned subsidiaries of the Company collectively referred to herein as "ITS".

        The terms of the proposed transaction are set forth in a draft of the Stock Purchase Agreement dated September 25, 1997 between the Company and Carter D. Pope. According to this Agreement, the purchase price will be approximately $7 million, all indebtedness of ITS shall be assumed by or transferred to the Company at or prior to the closing, and the purchase will be on an as-is, where-is basis with limited representations and warranties from the Company. This opinion is based on the assumption that the terms of the final Stock Purchase Agreement are essentially the same as presently proposed.

        In arriving at our opinion, we reviewed the draft of the Stock Purchase Agreement and held discussions with certain senior officers of ITS concerning the business, assets, operations, and outlook for ITS. We reviewed, and discussed with ITS management, the business dynamics, opportunities, competitive position, and various risk factors for each of ITS' principal operating divisions, whose principal businesses are briefly described as follows: A&E Services Division - reproduction services and supplies for architects, engineers, contractors and other construction-related industries; Presentation Graphics Division - presentation graphic products and services for advertising agencies, graphic design firms, trade show exhibit houses, large corporations, and retailers; Demand Publishing Division - rapid turnaround production of documents such as product and training manuals for a wide range of manufacturing and service companies; Courier Services Division - time-sensitive, demand-response transportation of documents and small parcels for professional firms in the fields of law, accounting, architecture, advertising and other users. We noted that much of ITS' historical growth came from acquisitions and that management is attempting to build a focused
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The Board of Directors
Graphic Industries, Inc.
September 27, 1997
Page 2


business in a highly competitive, rapidly changing technology environment that is heavily dependent on the cyclical construction industry.

        We also examined certain financial information, including summary historical operating results for the five fiscal years ended January 31, 1997, projected operating results for the three fiscal years ended January 31, 2000, the income statement for the seven months ended and balance sheet as of August 31, 1997, and other information for ITS provided to us by the management of ITS. We also reviewed several adjustments made by ITS management to certain asset accounts (fixed assets, accounts receivable, inventories, and goodwill) to more properly reflect their current value as well as corresponding adjustments to the fiscal 1996, 1997 and 1998 income statements. We also reviewed certain pro forma adjustments to the income statements to reflect additional expenses to be incurred as a stand-alone legal entity and the elimination of the management fee charged to ITS by the Company. The management of ITS advised us that the projected operating results and the adjustments to the historical and projected operating results and current balance sheet have been reasonably prepared and reflect their best currently available estimates and judgments, which assume continued growth in the construction industry for the next three years. We also met with certain senior officers of the Company and they concurred with the various adjustments referred to above and with the ITS projected operating results.

        We compared the approximately $7 million purchase price to, among other things, historical and projected adjusted pro forma EBIT and EBITDA and the current net asset value of ITS as adjusted. We also considered the financial terms of certain other private or public transactions which we considered relevant in evaluating this transaction and analyzed certain financial, stock market and other publicly-available information relating to the businesses of other companies whose operations we considered reasonably comparable and relevant in evaluating those of ITS. In connection therewith, we noted that the operating margins and recent growth rates of ITS are considerably lower than the median performance of the several publicly-traded companies which we reviewed. We also conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished to us or otherwise reviewed by or discussed with us. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ITS, but we have been provided with certain fixed asset appraisals. We have not made any physical inspection of the properties or assets of ITS. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
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The Board of Directors
Graphic Industries, Inc.
September 27, 1997
Page 3


        Our opinion expressed herein is provided solely for the use of the Board of Directors of the Company in its evaluation of the proposed transaction. Our opinion may not be published or otherwise used or referred to nor shall any public reference to Croft & Bender LLC be made without our prior written consent.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion, that as of the date hereof, the consideration to be received by the Company from the sale of ITS is fair, from a financial point of view, to the Company.


                                        Very truly yours,

                                        Croft & Bender LLC

                                        CROFT & BENDER LLC